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                                                                   Exhibit 99.2

                  RURAL CELLULAR CORPORATION BOARD APPOINTMENTS
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APRIL 4, 2000--ALEXANDRIA, MN - Rural Cellular Corporation (RCC) (Nasdaq/NMS:
RCCC) announced the appointment of Paul Finnegan and John Hunt to its Board of Directors. These appointments increase the size of the Board to ten members.

Paul Finnegan, age 46, is a Managing Director of Madison Dearborn Partners, where he concentrates on investments in the communications industry. Mr. Finnegan has been with Madison Dearborn Partners since he co-founded that company in 1993. Prior to that time, Mr. Finnegan worked at First Chicago Venture Capital for ten years. Mr. Finnegan serves on the boards of directors of Allegiance Telecom, Inc., @link Networks, Inc., Comple Tel Europe LLC, Enews.com, Focal Communications Corporation, Madison River Telephone Company, LLC, Reiman Holding Company, LLC, Spectrum Healthcare Services, Inc., and Wireless One Network, L.P. He also serves on the board of trustees of The Skyline Fund, a small cap mutual fund. Mr. Finnegan received his B.A. from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

John Hunt, age 34, is a director of Boston Ventures Management, Inc., where he focuses on telecommunications investments. He joined Boston Ventures in 1990 as an Associate, was promoted to Associate Director in 1996, and was named to his current position in 1998. Prior to joining Boston Ventures, Mr. Hunt was an investment analyst at Bear Stearns & Co., Inc. Mr. Hunt also serves on the board of directors of Integra Telecom, Inc., a competitive local exchange carrier, and on the board of managers of Sports Trend Info, LLC. Mr. Hunt received a bachelor's degree in finance from the University of Massachusetts at Amherst in 1988.

Richard P. Ekstrand, RCC's president and chief executive officer, said: "Paul Finnegan and John Hunt are a welcome addition to our board. Their broad experience will be a valuable asset to Rural Cellular as we continue to expand our presence within the wireless industry."

The appointment of Mr. Finnegan and Mr. Hunt to the Board is required under the terms of the Class M Preferred Stock issued to Madison Dearborn Partners and Boston Ventures as part of the financing for the Company's acquisition of the assets of Triton Cellular Partners, L.P. Madison Dearborn and Boston Ventures each has the right to designate a member of the Company's Board of Directors so long as it holds a specified number of shares of the Class M Preferred Stock or the number of shares of Class A Common Stock into which that number of shares of Class M can be converted.

Rural Cellular Corporation provides wireless communication services through its ownership, operation and management of cellular, paging and Personal Communications Services systems. These systems are concentrated in the Upper Midwest, New England, South and Northwest regions of the United States.

Statements about RCC's anticipated performance are forward looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of newly acquired operations with RCC's existing operations, the ability to service debt incurred in connection with expansion, and other factors discussed from time to time in RCC's filings with the Securities and Exchange Commission.

         Contact: Wesley Schultz, Senior V.P. Finance and CFO (320) 762-2000 Chris Boraas, Investor Relations Manager (320) 808-2451
World Wide Web address: http://www.rccwireless.com

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